FORM 4

(   ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).


                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                  Filed pursuant to Section 16(a) of the
                     Securities Exchange Act of 1934,
                    Section 17(a) of the Public Utility
                        Holding Company Act of 1935
                    or Section 30(f) of the Investment
                            Company Act of 1940
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1.  Name and Address of Reporting Person

      David K.P. Li
      c/o Jones Lang LaSalle Incorporated
      200 East Randolph Drive
      Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

      Jones Lang LaSalle Incorporated, JLL
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year
      8/99
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)
(X) DIRECTOR
( ) 10% OWNER
( ) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

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7.  Individual or Joint/Group Filing (Check applicable line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)
      Common Stock
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2.  Transaction Date (Month/Day/Year)
      (i) - (viii)  8/12/99
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3.  Transaction Code (Instr.8)
      (i) - (viii)  P
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
      (i)   730 shares, A, $14.1875       (v)    440 sharees, A, $13.9375
      (ii)  3,440 shares, A, $14.25       (vi)   2,180 shares, A, $13.875
      (iii) 830 shares, A, $14.0625       (vii)  190 shares, A, $13.8125
      (iv)  1,720 shares, A, $14.00       (viii) 470 shares, A, $13.75
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5. Amount of Securities Beneficially Owned at End of Month (Instr 3 and 4) 10,000 shares
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder:   Report on a separate line for each class of securities
beneficially owned directly or indirectly.
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TABLE II
Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)

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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Security (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

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10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:





/s/ Fritz E. Freidinger as Attorney-in-Fact           September 3, 1999
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**SIGNATURE OF REPORTING PERSON                           Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

                             POWER OF ATTORNEY



      Know all by these presents, that the undersigned hereby constitutes and appoints each of William E. Sullivan, Robert K. Hagan and Fritz E. Freidinger, signing singly, his/her true and lawful attorney-in-fact to:

      (1) execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 and the timely filing of such form with the United States Securities and Exchange Commission ("SEC") and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

      The powers granted above may be exercised by each such attorney-in-fact on behalf of the undersigned, individually, and on behalf of the undersigned in the undersigned's fiduciary and representative capacity in which the undersigned may be acting.

      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

      This Power of Attorney shall be effective on the date set forth below and shall continue in full force and effect until the date on which the undersigned shall cease to be subject to Section 16 of the Exchange Act and the rules thereunder or until such earlier date on which written notification executed by the undersigned is filed with the SEC expressly revoking this Power of Attorney.


      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 18th day of March, 1999.





                              Name:       /s/ David K.P. Li
                                          ------------------------------
                                          David K.P. Li